EXHIBIT 99(a)
For Immediate Release
Regent Communications Announces Retirement of Terry Jacobs as Chairman and CEO
and Appointment as Vice Chairman
William Stakelin Named President & CEO; William Sutter Named Chairman; CFO
Tony Vasconcellos Elevated to Executive Vice President
     Cincinnati, OH – July 27, 2005 – Regent Communications, Inc. (Nasdaq: RGCI) announced that Terry Jacobs informed the company’s Board of Directors today of his intention to retire as Chairman and Chief Executive Officer on September 1, 2005. Mr. Jacobs, a 26 year radio industry veteran, has served as Chairman and CEO since the company’s founding in 1996. Mr. Jacobs will remain with the company in the position of Vice-Chairman of the Board of Directors.
     William Stakelin, Regent’s President and Chief Operating Officer, will be succeeding Mr. Jacobs as President and CEO. The role of Chairman will be filled by William Sutter, who has been a member of the company’s Board of Directors since 1999. Additionally, Regent’s Senior Vice President and Chief Financial Officer, Tony Vasconcellos, has been promoted to Executive Vice President and CFO.
     Mr. Jacobs commented, “It is with mixed emotions that I announce my retirement as Regent’s Chairman and CEO, a company I founded with Bill Stakelin. I have been in the radio business for most of my career and working each day with Regent’s fantastic professionals has been one of the most rewarding experiences of my life. However, I have been looking forward to working more closely with my sons in our real-estate business. I will continue to play an active role with Regent as Vice-Chairman, and will remain a significant shareholder. I have the utmost confidence in Bill to lead this company going forward.”
     William Stakelin commented, “I speak for everyone at Regent in thanking Terry for his dedication, guidance and years of red-eyes, late nights and early mornings. Nobody has given more to this company than Terry and he will be missed. This is a very exciting time for Regent. We are financially strong, have proven we can consistently outperform the industry and are leaders in serving the vibrant middle and small-sized markets in which we operate. I look forward to building on the foundation that Terry has laid for long-term growth and value creation.”
Continued . . .

     William Sutter commented, “On behalf of the Board of Directors I would like to thank Terry for his years of service to the shareholders of Regent. Bill and Tony have done an excellent job in managing the day-to-day operations and financial management of the company. Their industry leadership, operational focus and track record for delivering results will be cornerstones for our growth for years to come.”
     Mr. Jacobs, age 62, has been Chairman of the Board, Chief Executive Officer, Treasurer and a director of Regent since its incorporation in November 1996. Mr. Jacobs served as President and Chief Executive Officer of a privately held radio broadcast company, which he co-founded in 1993 under the name “Regent Communications, Inc.” (“Regent I”) and which acquired and operated 23 radio stations until its merger into Jacor Communications, Inc. in February 1997. Prior to 1993, Mr. Jacobs was Chairman and Chief Executive Officer of Jacor Communications, Inc., a radio broadcast company which he founded in 1979 and which, during his tenure, grew to become the ninth largest radio company in the U.S. in terms of revenue. Mr. Jacobs currently serves as a director of American Financial Group, Inc., Capital Title Group, Inc. and Global Entertainment Group, Inc., all three of which are publicly traded companies.
     Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Regent owns and operates 74 stations located in 15 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”

Contacts:

Investors and Analysts	Press
Tony Vasconcellos	Kim Holt/Michelle Radvansky
Executive Vice President and CFO	Brainerd Communicators, Inc
Regent Communications, Inc.	212-986-6667
859-292-0030

John Buckley/Jonathan Lesko
Brainerd Communicators, Inc.
212-986-6667
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